Exhibit 99.1

NEWS RELEASE
FOR MORE INFORMATION, CONTACT:
Paul D. Borja
Executive Vice President / CFO
(248) 312-2000

FOR IMMEDIATE RELEASE

FLAGSTAR CHAIRMAN ADOPTS RULE 10b5-1 TRADING PLAN
Troy, Mich. (November 2, 2006) — Flagstar Bancorp, Inc. (NYSE:FBC), today announced that its Chairman, Thomas J. Hammond has adopted a pre-arranged stock trading plan to sell a portion of his company stock over time as part of his long-term strategy for asset diversification and liquidity. The stock trading plan has been adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934 and Flagstar’s policies regarding stock transactions by insiders.
Rule 10b5-1 allows corporate officers and directors to adopt written, pre-arranged stock trading plans when they do not have material, non-public information. Using these plans, insiders can gradually diversify their investment portfolios, can spread stock trades out over an extended period of time to reduce any market impact and can avoid concerns about whether they had material, non-public information when they sold their stock.
Under his Rule 10b5-1 Plan, Mr. Thomas J. Hammond may sell up to 1.2 million shares over a period of approximately one year. The number of shares represents approximately 10% of Mr. Thomas Hammond’s holdings of Flagstar common stock. The shares to be sold will include shares acquired through the exercise of employee stock options. The Rule 10b5-1 Plan has set price triggers for the sale of shares.
The transactions under these plans will commence no earlier than November 15, 2006 and will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. The Form 4 filings will also be posted on Flagstar’s investor relations web site.
Flagstar Bancorp, which has $15.1 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. Flagstar Bank is a leading residential mortgage wholesaler, with an extensive national network of mortgage brokers and correspondent lenders. Flagstar also operates a national retail network of home loan centers and 146 retail banking centers located throughout Michigan, Indiana and Georgia.
The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements. Additional information about Flagstar may be accessed via the Internet at http://www.flagstar.com.